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                                                                    EXHIBIT 4.13

                              SECOND AMENDMENT TO
                           THE MEN'S WEARHOUSE, INC.
                             1992 STOCK OPTION PLAN


                 WHEREAS, the Board of Directors and the shareholders of The Men's Wearhouse, Inc., a Texas corporation (the "Company"), have approved the Company's 1992 Stock Option Plan (as amended by the First Amendment thereto, the "Plan"); and

                 WHEREAS, the Board of Directors of the Company believes it to be in the best interest of the Company to amend the Plan to increase the number of shares of Common Stock that may be issuable thereunder from 337,500 (after giving effect to a 50% stock dividend paid on August 6, 1993) to 476,225 shares, an increase of 138,725 shares.

                              W I T N E S S E T H:

                 The first sentence of the second paragraph of Section 3 of the Plan is hereby amended to read in its entirety:

                          "The total amount of the Common Stock with respect to
                 which Options may be granted shall not exceed in the aggregate 476,225 shares; provided, that the class and aggregate number of shares which may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of Paragraph 16 hereof."